Ex. 99.12

Gerdau North America

ADS  Agreement (Exchange)

Effective Date:  November 19, 2013

<   number      > American Depository Shares

Participant: <name>

THIS IS TO CERTIFY THAT, pursuant to and subject to the terms and conditions of the Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Restricted Stock Units (Active Employees in the United States), Restricted Stock (Active Employees in Canada) or American Depositary Shares (Retirees), dated October ___, 2013 (as it may be amended from time to time, the “Offer to Exchange”), and subject further to the terms and conditions of this ADS Agreement (this “Agreement”), [Gerdau Ameristeel Corporation/Gerdau Macsteel, Inc.] (the “Company”) hereby issues to the person named above (the “Participant”) <   number      >  Gerdau S.A. American Depository Shares (“ADSs”).

All capitalized terms not otherwise defined in this Agreement shall have the meaning attributed thereto in the Gerdau North America Equity Incentive Plan (as amended, the “Plan”).

1.   Issuance.  The issuance of the ADSs hereunder are contingent upon the Participant participating in the stock option and SAR exchange (as defined in the Offer to Exchange), pursuant to which such ADSs are issued to the Participant in exchange for the amendment and subsequent cancellation of all of his or her “eligible securities” (as defined in the Offer to Exchange), and the Company’s acceptance of such canceled eligible securities for exchange, all in accordance with the terms and conditions of the Offer to Exchange. Should the Participant exercise eligible securites prior to the completion date of the offer pursuant to the pre-existing terms of the eligible securities, the number of ADSs issued will be adjusted according to the value of the Participant’s remaining securities.  The effective date of this Agreement shall be the completion date of the offer under the terms and conditions of the Offer to Exchange, subject to the Company’s right to delay the completion date or terminate the stock option and SAR exchange in accordance therewith.  Any eligible securities selected by the Participant to be exchanged pursuant to the Offer to Exchange shall be deemed to be amended as of the effective date of this Agreement, with such amendment providing for immediate cancellation of the eligible securities and issuance of ADSs pursuant to the terms of this Agreement.

2.   Distribution of ADSs. Subject to the Company’s right to delay the completion date or terminate the stock option and SAR exchange, ADSs will be deposited into the Participant’s Fidelity Account on December 9, 2013.

3.   Fractional Shares.    Fractional ADSs may be issued pursuant to the Offer to Exchange and this Agreement.  However, if a Participant becomes entitled to a fractional ADS under the Offer to Exchange, in lieu of issuing the fractional ADS, the Company may make a cash payment with respect to such fractional ADS based on Fair Market Value at the relevant time.

4.   Authority of the Committee.  The Committee shall have full authority to interpret the terms of the Plan and of this Agreement.  The decision of the Committee on any such matter of interpretation or construction shall be final and binding.

5.   Taxes.  The Participant hereby acknowledges that the issuance of the ADSs under the Offer to Exchange and this Agreement shall result in taxable income to the Participant and the Participant agrees that the Company may require the remittance of applicable taxes from the Participant or may withhold applicable income and employment taxes from any payments otherwise payable to the Participant and remit the withheld taxes to the tax authorities.

6.   Fees Associated with the Plan.  The Participant hereby acknowledges that administrative fees apply to the issuance of the ADSs under the Offer to Exchange and this Agreement and shall reduce the compensation otherwise payable to the Participant.  The Participant may obtain information on the fees by contacting the third party/broker for the Plan or the employee designated by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by the appropriate officer.

[GERDAU AMERISTEEL CORPORATION / GERDAU MACSTEEL, INC.]